Exhibit 99.1

Newark, NY - February 19, 2008 - IEC Electronics Corp. (IECE.OB) announced today that Michael Schlehr has joined the Company as Corporate Vice President and Chief Financial Officer. Mr. Schlehr brings more than 20 years of experience in various manufacturing industries to IEC.

“We are pleased to welcome Mike to IEC,” said W. Barry Gilbert, IEC’s CEO and Chairman. “Mike brings a wealth of experience and proven results to the company and we look forward to his contribution. We believe that Mike’s background and experience will be instrumental in further strengthening our finance efforts.”

Mr. Schlehr most recently was Vice President of Finance and Administration for the Process Solutions Group of Robbins & Myers, Inc. (RBN). Prior to that he worked as Director of Operations Accounting for Birdseye Foods Inc.

Mr. Schlehr replaces Brian Davis, Vice President of Finance, who is retiring. Mr. Davis will still be involved with the Company through a consulting arrangement.

CEO and Chairman Barry Gilbert stated, “When I asked Brian to join the IEC team I asked for a three year commitment. He gave us four years and has brought a great deal of value to the Company. We thank him for his contributions and all that he has accomplished. While there is a loss with Mr. Davis leaving, Mike is joining us during an exciting time. Mike’s extensive experience and fresh insights will be of particular value as we continue to grow the company. We are most appreciative that Mr. Davis has agreed to continue to assist the Company and everyone at IEC wishes Mr. Davis all the very best.”

As a full service EMS provider, IEC is AS9100 registered, ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com

Contact:	Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com